Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2026, by and between AudioEye, Inc., a Delaware corporation with an address at 5210 E. Williams Circle, Tucson, AZ 85711 (the “Company”), and Matthew Domeyer, a natural person (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive and the Company wish to commence an employment relationship through which Executive shall serve as the Company’s Chief Financial Officer (the “Position”); and

WHEREAS, the parties now wish to enter into this Employment Agreement as a condition of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive, intending to be legally bound, hereby agree as follows:

1.            Employment and Duties.

a.            Effective on July 20, 2026 (the “Commencement Date”), the Company shall employ Executive in the Position. In the Position, Executive shall report to the Chief Executive Officer (“CEO”). At all times during the Term (as defined below), Executive will be considered an “exempt” employee for applicable wage and hour laws, meaning that his Base Salary (as defined below) shall compensate Executive for all hours worked, and Executive will not be eligible for overtime pay.

b.            The duties and responsibilities of Executive in the Position shall include the duties and responsibilities typical of a Chief Financial Officer and such other or different duties and responsibilities as the CEO may from time to time reasonably assign to Executive. Executive shall devote all of his business time, attention, and energies to the business of the Company, provided that nothing in this Section 1(b) shall prohibit Executive from (i) serving as a director or trustee of any charitable or educational organization or (ii) engaging in additional activities in connection with personal investments and community affairs, as long as these additional activities do not materially interfere, individually or collectively, with the performance of the duties and responsibilities of Executive, and these activities are not inconsistent with Executive’s duties under this Agreement and do not otherwise violate the terms of this Agreement.

2.            Term. Executive’s employment pursuant to this Agreement shall commence on the Commencement Date and shall continue until earlier terminated pursuant to Section 8 (the “Term”). The parties agree that Executive shall at all times be an at-will employee, and he or the Company may terminate his employment at any time for any lawful reason, subject to the payment obligations described herein. For the avoidance of doubt, the restrictions in Sections 10 and 11 of this Agreement that apply after employment ends, and the provisions of Sections 9 and 13, shall survive the expiration of the Term.

3.            Place of Employment. Executive shall work remotely from his home or personal office; provided, however, that Executive shall make himself available as requested for regular business travel, including travel to the Company’s corporate offices.

4.            Compensation.

a.            Base Salary. During the Term, the Company shall pay Executive based on an annual salary of $350,000.00 (the “Base Salary”) unless the parties mutually agree to modify the Base Salary (in which case the “Base Salary” shall be, for all purposes hereunder, such salary as modified). The Company shall make all Base Salary payments in periodic installments in accordance with the Company’s regular payroll practices.

b.            Cash Signing Bonus. Within thirty (30) days following the Commencement Date, the Company shall pay Executive a one-time cash signing bonus in the amount of $75,000 (the “Cash Signing Bonus”), less applicable withholdings and deductions. In the event that Executive’s employment is terminated by Executive without Good Reason (as defined herein) or by the Company for Cause (as defined herein) prior to the first anniversary of the Commencement Date, Executive shall repay to the Company the full amount of the Cash Signing Bonus within thirty (30) days following such termination.

c.            Equity Award. On the Commencement Date, the Company shall grant Executive 36,000 Restricted Stock Units (“RSUs”), with 3,000 of such RSUs being deemed “Signing RSUs,” 15,000 of such RSUs being deemed “Time-Based RSUs” and 18,000 of such RSUs being deemed “PSUs”.

i.            The Signing RSUs: The Signing RSUs shall vest in full on the first anniversary of the Commencement Date, subject to Executive’s continuous employment through such vesting date.

ii.            The Time-Based RSUs: The Time-Based RSUs shall vest as follows:

1.	2,975 on September 30, 2026,

2.	3,750 on December 31, 2026,

3.	3,750 on March 31, 2027,

4.	3,750 on June 30, 2027, and

5.	775 on July 20, 2027,

provided in all cases that Executive is continuously employed on each of those vesting dates.

iii.            Performance-Based RSUs: The PSUs shall be eligible to vest based on the Company’s achievement of the performance metrics set forth below, subject in all cases to Executive’s continuous employment with the Company through the applicable vesting date.

1.	2026 Annual Performance RSUs. Of the PSUs, 6,781 PSUs (the “2026 Annual PSUs”) shall be eligible to vest based on the Company’s achievement of the following three performance targets for the fiscal year ending December 31, 2026, with 2,260 of the 2026 Annual PSUs eligible to vest upon achievement of each of the following Adjusted EBITDA targets and 2,261 of the 2026 Annual PSUs eligible to vest upon achievement of the following Revenue target:

•	Revenue of $[*];

•	Adjusted EBITDA of $[*]; and

•	Adjusted EBITDA of $[*].

Each target shall be evaluated independently, and the 2026 Annual PSUs corresponding to each achieved target shall vest on the date the Compensation Committee (as defined below) certifies achievement of such target following the close of the 2026 fiscal year. Any 2026 Annual PSUs corresponding to a target that is not achieved shall be forfeited.

2.	2027 Annual Performance RSUs. 8,219 PSUs shall be allocated to the 2027 annual performance component (the “2027 Annual PSUs”) and shall be eligible to vest based on performance targets to be established by the Compensation Committee in connection with the Company’s 2027 annual budget to be approved by the Board. The Compensation Committee shall, in good faith and consistent with the structure of the 2027 Annual PSUs, set such targets as promptly as practicable following the start of the 2027 fiscal year. Vesting of the 2027 Annual PSUs shall occur on the date the Compensation Committee certifies achievement of such targets following the close of the 2027 fiscal year, with any 2027 Annual PSUs corresponding to a target that is not achieved being forfeited.

3.	2026 Stretch Performance RSUs. 3,000 PSUs (the “2026 Stretch PSUs”) shall be eligible to vest in full upon the Company’s achievement of Adjusted EBITDA of $[*] for the fiscal year ending December 31, 2026. The 2026 Stretch PSUs shall vest, if at all, on the date the Compensation Committee certifies achievement of such target following the close of the 2026 fiscal year. If the Company does not achieve Adjusted EBITDA of $[*] for the 2026 fiscal year, the 2026 Stretch PSUs shall be forfeited in their entirety.

4.	Definitions and Determinations. “Revenue” and “Adjusted EBITDA” shall be calculated in accordance with the Company’s audited financial statements for the applicable fiscal year and the methodology used by the Company for calculating such amounts for purposes of the Company’s periodic reports or earnings releases filed or furnished with the Securities and Exchange Commission, subject to such adjustments as the Compensation Committee determines in good faith are appropriate to reflect extraordinary items, acquisitions or dispositions, changes in accounting principles, or other non-recurring or non-cash items. All determinations regarding achievement of the performance targets shall be made by the Compensation Committee in its reasonable discretion and shall be final and binding.

All RSUs and PSUs are subject to the terms of the Company’s applicable incentive compensation plan (the “Plan”), the attendant award agreement and approval by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”), and may be adjusted in the event of any stock split, stock dividend or other similar, recapitalization or other similar event.

5.            Clawback Rights. Executive agrees that he is bound by, and subject to, the Company’s Compensation Recovery Policy, effective October 24, 2023 (as such policy may be amended, restated or otherwise modified from time to time).

6.            Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

7.            Other Benefits. During the Term, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans to the extent provided by the Company generally to its employees (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees, subject to the terms and conditions, including eligibility provisions, of any such Benefit Plans, which may be amended or terminated from time to time.

8.            Termination of Employment.

a.            Death. If Executive dies during the Term, Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s heirs, administrators or executors: (i) any earned but unpaid Base Salary accrued through the date of death, and (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the date of death.

b.            Disability. In the event that, during the Term, Executive shall be prevented from performing, with or without reasonable accommodation, his essential duties and responsibilities of the Position by reason of Disability (as defined below), Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or his heirs, administrators or executors: (i) any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company, and (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, with or without reasonable accommodation, of the essential duties of the Position for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months.

c.            By the Company for Cause.

i.            At any time during the Term, the Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall consist of a termination due to the following, as specified in the Notice of Termination provided pursuant to Section 8(h) (and in the case of Clause (A) below, Executive’s failure to cure such failure, if curable, within thirty (30) days of delivery of such Notice of Termination): (A) Executive’s failure to substantially perform the fundamental duties and responsibilities associated with the Position for any reason other than a physical or mental disability or death, including Executive’s willful failure or refusal to carry out reasonable instructions; (B) Executive’s material breach of any material written Company policy; (C) Executive’s gross misconduct in the performance of Executive’s duties for the Company; (D) Executive’s material breach of the terms of this Agreement; (E) Executive being arrested or charged with any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on the Company or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (F) any criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations).

ii.            Upon termination of Executive’s employment for Cause, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive: (A) any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company, and (B) reimbursement of any and all reasonable business expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date.

d.            By the Company for a Reason Other than Cause, Death or Disability. At any time during the Term, the Company may terminate Executive’s employment with the Company for a reason other than Cause, death, or Disability by providing a Notice of Termination to Executive at least thirty (30) days prior to the intended date of termination, provided, however, that the Company in its sole discretion may direct Executive to cease performing services for the Company during all or any portion of such thirty (30)-day notice period (the “Notice Period”), but will continue to pay the Base Salary and provide benefits to Executive through the end of the Notice Period. The payments that the Company will make to Executive (or, following his death, to Executive’s heirs, administrators or executors) in the event that the Company terminates this Agreement and Executive’s employment with the Company for a reason other than Cause, death or Disability, are described in Section 9.

e.            By Executive with Good Reason.

i.            At any time during the Term, subject to the conditions set forth in Section 8(e)(ii) below, Executive may terminate Executive’s employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) a reduction, without Executive’s written consent, of Executive’s Base Salary, other than a reduction generally applicable to other executives of comparable status; (B) the assignment, without Executive’s written consent, of a title other than CFO or a material diminishment in Executive’s duties, authority or responsibility; (C) any establishment or relocation of Executive’s physical place of work to a location that is more than 25 miles from Executive’s then-current principal residence; or (D) a material breach by the Company of this Agreement, including, without limitation, the failure of the Company to employ Executive as of the Commencement Date or failure of the Company to grant the equity awards with the value as noted above.

ii.            Notwithstanding any provision of Section 8(e) to the contrary, Executive shall only be entitled to terminate this Agreement for Good Reason if: (A) he shall have delivered Notice of Termination to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred (the “Good Reason Date”) of his intention to terminate this Agreement and his employment with the Company for Good Reason, and such Notice of Termination specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason; (B) the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from Executive of such written notice; and (C) Executive’s employment with the Company ends within one hundred and twenty (120) days after the Good Reason Date.

iii.            The payments that the Company will make to Executive (or, following his death, to Executive’s heirs, administrators or executors) in the event that Executive terminates his employment with the Company for Good Reason are described in Section 9.

f.            By Executive without Good Reason. At any time during the Term, Executive shall be entitled to terminate Executive’s employment with the Company without Good Reason by providing a Notice of Termination to the Company at least thirty (30) days prior to the intended date of termination; provided, however, that the Company in its sole discretion may direct Executive to cease performing services for the Company during all or any portion of the Notice Period, but will continue to pay the Base Salary and provide benefits to Executive through the end of the Notice Period. Upon termination by Executive of this Agreement or Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive: (i) any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company, and (ii) reimbursement of any and all reasonable business expenses paid or incurred by Executive through the termination date in connection with and related to the performance of Executive’s duties and responsibilities for the Company.

g.            Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 80% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Company common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company, or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Company common stock or securities convertible, exercisable or exchangeable into Company common stock directly from the Company, or (B) any acquisition of Company common stock or securities convertible, exercisable or exchangeable into Company common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

h.            Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and, for a termination for Cause, Disability or for Good Reason, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

9.            Severance Compensation.

a.            If the Company terminates Executive’s employment for a reason other than Executive’s death, Disability, or Cause (including the cancellation or termination of Executive’s employment without Cause prior to the Commencement Date), or if Executive terminates his employment for Good Reason, then the Company shall pay or provide all of the following to Executive: (i) reimbursement of any and all reasonable business expenses paid or incurred by Executive through the termination date in connection with and related to the performance of Executive’s duties and responsibilities for the Company; (ii) receipt of any earned but unpaid Base Salary accrued through Executive’s last date of employment with the Company; and (iii) subject to Executive’s satisfying the Release conditions described in Section 9(c), receipt of an amount equal to a portion of the Executive’s Base Salary as set forth in Section 9(b) below and Medical Continuation Benefits, as defined below (the “Separation Payment”).

b.            The Base Salary portion of the Separation Payment described in Section 9(a)(iv) above shall be, (i) in the event Executive’s separation of employment prior to the one-year anniversary of the Commencement Date, twelve (12) months of Executive’s Base Salary, and, (ii) in the event Executive’s separation of employment at any time on or after the first anniversary of the Commencement Date, six (6) months of Executive’s Base Salary (in each case, at the rate that was in effect at the time of termination), less in all cases Base Salary paid to Executive for any portion of the Notice Period that Executive is directed by the Company not to work. Additionally, subject to Executive’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) with respect to the Company’s group health insurance plans in which Executive participated immediately prior to the termination date (“COBRA Continuation Coverage”) and the Release requirement set forth below, the Company will pay the cost of COBRA Continuation Coverage for Executive and his eligible dependents until the earliest of (i) Executive and his eligible dependents, as the case may be, ceasing to be eligible under COBRA, (ii) the date upon which Executive and his eligible dependents become covered under similar plans, (iii) in the case of Executive’s employment termination prior to the one-year anniversary of the Commencement Date, twelve (12) months following the termination date, or (iv) in the case of Executive’s termination on or after the one-year anniversary of the Commencement Date, six (6) months following the termination date (“Medical Continuation Benefits”).

c.            Subject to the condition that Executive executes an agreement releasing the Company and its affiliates from any liability associated with Executive’s employment with the Company in form and terms satisfactory to the Company (the “Release”) and that all time periods imposed by law permitting cancellation or revocation of the Release by Executive shall have passed or expired (the “Release Effective Date”), the Company will pay Executive any base salary-related amount owed pursuant to Section 9(a)(iv) on the Company’s regular payroll dates starting on the first payroll date following the Release Effective Date (and the payment on such first payroll date will include all payments that were not paid between the last day of employment and such first payroll date) and ending six months after the last day of employment. Notwithstanding the foregoing, if the Release could become effective during the calendar year following the calendar year of the date of termination, then no such payments that constitute “deferred compensation” under Internal Revenue Code Section 409A shall be made earlier than the first day of the calendar year following the calendar year of the date of termination.

d.            Notwithstanding anything to the contrary in any equity award agreement, the Plan, or any other provision of this Agreement, if a Change of Control occurs and, on or within twelve (12) months following the occurrence of such Change of Control, Executive’s employment with the Company (or its successor) terminates involuntarily for a reason other than Cause or terminates because of resignation for Good Reason (each, a “Qualifying CoC Termination”), then:

i.	all then-outstanding and unvested Time-Based RSUs and Signing RSUs held by Executive shall vest in full as of Executive’s termination date; and

ii.	all then-outstanding and unvested PSUs held by Executive shall vest as of Executive’s termination date based on deemed achievement of the applicable performance target (at any applicable target level), without proration for the portion of the performance period elapsed.

Settlement of any equity awards that vest pursuant to this Section 9(d) shall occur as soon as administratively practicable following the Executive’s termination date, but in no event later than March 15 of the calendar year following the calendar year in which the Qualifying CoC Termination occurs. The acceleration provided under this Section 9(d) is in addition to, and not in lieu of, the Separation Payment and other amounts payable under Sections 9(a) through (c).

10.            Confidential Information.

a.            Disclosure of Confidential Information.  Executive recognizes, acknowledges and agrees that he will have access to proprietary and confidential information relating to the business of the Company, its subsidiaries and their respective businesses, that he will be aware of only as a consequence of his employment, and which has value to the Company because it is not generally known to the Company’s competitors (“Confidential Information”), including but not limited to, information regarding its products, methods, formulas, software code, patents, sources of supply, customers, customer dealings, marketing, data, know-how, trade secrets and its business plans and financial information. Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, use, reveal, divulge, disclose or make known to any person, any Confidential Information acquired or created by Executive during the course of his employment. Nothing in this Section 10 prohibits Executive from using or disclosing Confidential Information, in the course and scope of his employment, to employees and/or agents of the Company who have a need to know and/or receive such Confidential Information to perform their duties on behalf of the Company. The provisions of this Section 10 shall survive the termination of Executive’s employment hereunder for so long as the information at issue meets the definition of “Confidential Information.” Confidential Information shall not include: (i) information which was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) information voluntarily disclosed to the public by the Company, except where such public disclosure is made by Executive without authorization from the Company; (iii) information which was independently developed and disclosed by others; (iv) information which has lawfully entered the public domain; or (v) information obtained from a third party that was not known by Executive to be bound by a confidentiality agreement or other obligation of confidentiality to the Company or any other party with respect to such information. Additionally, Executive may disclose Confidential Information pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that to the extent legally permissible Executive shall provide prompt notice of such court order or requirement to Company so that the Company may seek, at its expense, a protective order or other appropriate remedy and Executive shall disclose such Confidential Information only to the extent required to do so.

b.            Executive affirms that he will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

c.            In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of all plans and agreements relating to his employment, compensation, and equity grants.

d.            Nothing in this Agreement shall limit Executive’s right (i) to report possible violations of law or regulation to the Equal Employment Opportunity Commission or any other state or local employment regulatory authorities, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes, or (ii) to make disclosures to his attorney under protection of attorney-client privilege. In addition, and notwithstanding any provision of this Agreement to the contrary, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any other Company policy is intended to conflict with this statutory protection, and no Company director, officer, or member of management has the authority to impose any rule to the contrary.

11.	Non-Competition and Non-Solicitation.

a.            Executive agrees and acknowledges that the restrictions set forth herein are reasonable and necessary to protect the Company’s legitimate business interests and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the technology, software, and related products and services developed or provided by the Company and its affiliates relating to ADA-related and other digital accessibility compliance requirements and enhancements are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States and the European Union (the “Territory”) and that Executive’s responsibilities extend throughout the Territory (provided, however that to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States and the European Union during the Term, the definition of Territory shall be automatically expanded to cover such other areas in which the Company did business during the Term). Executive further acknowledges and agrees that the Territory and scope of prohibited competition with the Business (as defined below) set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. Executive also acknowledges and agrees that he will be receiving Confidential Information in connection with his employment with the Company, and that the restrictions below are valid consideration for his receipt of such Confidential Information. The provisions of this Section 11 shall survive the termination of Executive’s employment hereunder.

b.            Executive hereby agrees and covenants that he shall not, during the Term or any period of Executive’s employment with the Company thereafter, without the prior written consent of the Company, directly or indirectly, perform executive, management, accounting or finance-related, or supervisory services, or services that are the same as or substantially similar to those he provides to the Company pursuant to this Agreement, for any person or entity in competition with the Company in the Business.

c.            Executive hereby agrees and covenants that he shall not during the Restricted Period (as defined below) and within the Territory, without the prior written consent of the Company, directly or indirectly:

i.            recruit, solicit or hire, or attempt to recruit, solicit or hire any employee or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof or to start employment or engagement with another entity or individual; or

ii.            solicit or attempt to solicit, or help another person or entity to solicit or attempt to solicit, any customer of the Company for the purpose of offering, selling or providing any product or service competitive with the Company’s Business to such customer.

d.            For purposes of this Agreement, (i) the “Business” of the Company means (A) the development, marketing and/or sale and licensing of technology, software, and related products and services relating to ADA and other federal, state, and local digital accessibility compliance requirements, and (B) such other businesses, if any, in which the Company is engaged or actively preparing to engage during the last year of Executive’s employment; and (ii) “Restricted Period” means the Term, any other period of Executive’s employment with the Company, and the one (1)-year period immediately following the termination of Executive’s employment with the Company, regardless of the reason for such termination and whether caused by Executive or the Company. In the event that any provision of this Section 11 is determined by a court of competent jurisdiction to be unenforceable, such provision shall not render the entire Section 11 unenforceable but, to the extent possible, the court may appropriately modify this Section 11 to render such provision enforceable.

12.            Inventions. All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during Executive’s employment by the Company that (a) are directly relevant to the Company’s business as then constituted, (b) are developed as a part of the tasks and assignments that are the duties and responsibilities of Executive, and (c) were created using substantially the Company’s resources, such as time, materials and space, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense to obtain patents, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 6 or otherwise) and without any additional compensation of any kind to Executive.

13.            Non-Disparagement. Upon a termination of Executive’s employment with the Company for any reason, Executive agrees not to disparage the Company or its Board members, officers or other senior management employees, or say or do anything that will adversely impact the Company’s business practices or the reputation of the Company or its Board members, officers or management employees. Notwithstanding the foregoing, this Section 13 does not apply to Executive in (a) filing any pleading, or providing truthful oral or written testimony, in any administrative, arbitration or judicial proceeding, (b) providing information pursuant to subpoena, court order, or similar legal process, (c) reporting violations of any law or regulation, or otherwise providing truthful information, to any government or regulatory agencies, or in any document required to be filed with the SEC, or (d) otherwise engaging in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd Frank Act, or any rules or regulations issued thereunder, including, without limitation, SEC Rule 21F-17.

14.            Section 409A.

The provisions of this Agreement are intended to comply with or meet an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

A termination of employment (not including a termination upon death) shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A, any payment otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment, to the extent required to avoid any adverse tax consequences under Section 409A. Any remaining payment(s) will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit, to the extent and in a manner consistent with Section 409A.

15.            Section 280G. In the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each, a “Payment”) would be subject to an excise tax imposed by Section 4999 of the Code (such excise tax referred to as the “Excise Tax”), the Company shall either (a) make a payment to Executive of all amounts due without any adjustment, or (b) reduce whatever payments are deemed to be contingent on a transaction that constitutes either a “change in the ownership or effective control” of the Company, a “change in the ownership of a substantial portion of the assets” of the Company (as such phrases are used for purposes of Code Section 280G), to the extent necessary that no payments or benefits provided to Executive are subject to the Excise Tax, whichever approach results in a better economic result for Executive net of all taxes, including the Excise Tax, as determined by the Company in its discretion. The reduction in payments or benefits provided to Executive under approach (b) shall be applied in a manner that the Company determines to be the most appropriate, taking into account possible tax implications of Code Section 409A, and that avoids any unnecessary losses to Executive that may occur in the case of a reduction achieved by reducing the extent to which equity is vested on an accelerated basis.

16.            Miscellaneous.

a.            Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique, and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 10 or Section 11 of this Agreement. Accordingly, Executive agrees that any breach by Executive of Section 10 or Section 11 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

b.            Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company may assign this Agreement to any affiliate or as part of any merger or sale of assets or equity.

c.            The Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other current or former (as applicable at the relevant time) senior executive officers and directors of the Company.

d.            This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company (it being understood that the Plan and RSU award agreements shall apply to RSUs and PSUs that may be awarded pursuant to Section 4(c)), supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

e.            This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns. Upon any assignment by the Company, the references herein to the Company shall be deemed to include the assignee.

f.             The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

g.            All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the Company at its principal executive office or to Executive at his address of record in the Company’s records, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

h.            This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without reference to principles of conflicts of laws.

i.             This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

j.             Executive represents and warrants to the Company that he has the full power and authority to enter into this Agreement and to fully perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of all of his obligations under this Agreement will not conflict with any agreement to which Executive is a party. The parties agree that Executive’s breach of this Section 16(j) shall constitute a material breach of this Agreement as described in Section 8(c)(i) herein.

k.            The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

l.             The Company shall deduct and withhold, from all payments made pursuant to this Agreement, including but not limited to the Base Salary, all applicable taxes, including income tax, FICA and FUTA, and other deductions and withholdings required by law.

m.           Executive and Company acknowledge that Executive will not be appointed as “principal financial officer” or “principal accounting officer” as defined under the rules promulgated under the Exchange Act of 1934 until such time as both parties deem appropriate.

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IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

THE COMPANY	EXECUTIVE

/s/ Kelly Georgevich	/s/ Matthew Domeyer
By: Kelly Georgevich, CEO	Matthew Domeyer

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